                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934


                        Date of Report:  March 19, 1998



                              COYOTE SPORTS, INC.
             (Exact name of Registrant as specified in its charter)



          Nevada                     333-29077                88-0326730
----------------------------   ------------------------    ---------------------
(State or other jurisdiction   (Commission File Number)    (I.R.S. Employer No.)
of Incorporation)


  2291 Arapahoe Avenue,   Boulder, CO                            80301
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(Address of principal executive office)                        (Zip Code)



Registrant's telephone number, including area code: (303) 417-0942
                                                    ----------------------------
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ITEM  2.  ACQUISITION OR DISPOSITION OF ASSETS.
          ------------------------------------

     On March 19, 1998, Coyote Sports, Inc. (the "Company") purchased all of the outstanding shares of common stock of Unifiber Corporation, a California corporation, ("Unifiber") from its sole shareholder, the Tennent Family Trust
(the "Seller") pursuant to a Stock Purchase Agreement (the "Agreement").   The
assets owned by Unifiber include inventory, trade receivables, equipment, and intellectual property which are used to manufacture graphite golf shafts. The Company intends to continue such use.

     The Company paid the Seller a total of Six Million Dollars ($6,000,000) comprised of Three Million ($3,000,000) in cash at closing and 521,739 restricted shares of the Company's common stock (the "Coyote Shares"). The Coyote Shares represent Three Million Dollars ($3,000,000) in fair market value of the Company's Common Stock based upon the average of the closing quotes of a share of the Company's Common Stock on the NASDAQ Small Cap market system for the ten-day period ending one day prior to the closing (the "Issue Price"). The purchase price was negotiated in an arms length transaction between the Company's officers and the Seller. The cash portion of the purchase price was
financed by a private lender.   The purchase price is subject to upward
adjustment in the event that Unifiber achieves certain financial performance
thresholds during the twelve month period beginning March 20, 1998.   For each
$1 of Net Income Before Income Taxes (as defined in the Agreement) which exceeds $1,500,000 during said twelve-month period, the purchase price shall be increased by $2, up to a maximum adjustment of $2,000,000.

     The Coyote Shares are subject to a Shareholders' Agreement between the Seller and the Company (the "Shareholder Agreement"). The Seller has the right to sell the Coyote Shares to the Company at 90% of the Issue Price beginning on
March 20, 1999.   The Company's obligation to repurchase the Coyote Shares from the Seller are subject to certain trading volume limitations.

     Of the Unifiber shares acquired by the Company, 51% are subject to a Stock Pledge Agreement with the Seller to secure the Company's obligations under the terms of the Agreement and the Shareholders' Agreement, including the purchase price adjustment, if any.

     The trustees of the Seller are Richard L. and Judy R. Tennent.   Mr.
Tennent was the Chief Executive Officer and founder of Unifiber. Mr. Tennent has agreed to provide consulting services to Coyote and Unifiber pursuant to a
five-year consulting agreement.   The consulting services will include all
matters relating to the design, manufacture and marketing of Unifiber's products and the products of Coyote or its subsidiaries. For his services, Mr. Tennent will be paid $100,000 per year. As part of the Consulting Agreement, Mr. Tennent has executed a non-compete agreement which will expire one year after the termination of his consulting agreement. Richard Tennent is a director of Unifiber.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         a)    Financial Statements of business acquired:
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               Financial statements for Unifiber as required by Item 310 of
Regulation S-B will be filed by amendment not later than June 3, 1998.

         b)    Pro forma financial information.
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               Pro forma financial information for Unifiber and the Company will be filed by amendment not later than June 3, 1998.

         c)    Exhibits.
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               10.1   Stock Purchase Agreement entered into and effective as of
                      February 3, 1998, between and among Unifiber Corporation, Richard L. Tennent, Judy R. Tennent, Richard L. Tennent and Judy R. Tennent, or their successor as Trustees of the Tennent Family Trust dated as of November 20, 1989, and Coyote Sports, Inc.

               10.2 Shareholder Agreement dated March 19, 1998 between Coyote Sports, Inc., and Richard L. Tennent and Judy R. Tennent


                                   SIGNATURES
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   COYOTE SPORTS, INC.


                                   By:/s/ John P. McNeill
                                      ----------------------------------------
                                      John P. McNeill, Chief Financial Officer

         Date:  April 2, 1998